Exhibit 21

                         Subsidiaries of the Registrant


Listed below are the subsidiaries of the Company and the percentage of ownership by the Company (or if indented, by the subsidiary under which it is listed).



Name of Subsidiary                                Jurisdiction of     Securities
                                                   Incorporation       Ownership


Onny Investment Limited                         British Virgin Isalnds      100%


   Hainan Helpson Bio-pharmaceutical Co., Ltd.  China                       100%